Exhibit 3.1
RESTATED
CERTIFICATE OF INCORPORATION
OF
COVANTA HOLDING CORPORATION
     It is hereby certified that:
     1. The present name of the corporation (hereinafter called the “Corporation”) is Covanta Holding Corporation. The Corporation was originally incorporated under the name of Danielson Holding Corporation; and the date of filing of the original certificate of incorporation of the Corporation with the Secretary of the State of Delaware was April 16, 1992.
     2. The provisions of the certificate of incorporation of the Corporation as heretofore amended and/or supplemented are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of Covanta Holding Corporation without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.
     3. The Board of Directors of the Corporation has duly adopted this Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware.
     4. The certificate of incorporation of the Corporation, as restated herein, shall read as follows:
Restated
Certificate of Incorporation
of
Covanta Holding Corporation
          FIRST. The name of the Corporation (the “Corporation”) is Covanta Holding Corporation.
          SECOND. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808 and the name of the Corporation’s registered agent at such address is Corporation Service Company.
          THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH. 4.1 The Corporation is authorized to issue two classes of shares designated “Preferred Stock” and “Common Stock”, respectively. The total number of shares of capital stock the Corporation is authorized to issue is 260,000,000. The number of shares of Preferred Stock authorized to be issued is 10,000,000 and the number of shares of Common Stock authorized to be issued is 250,000,000. The par value of each share in each class is $.10.

     4.2 The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, powers (including voting powers), preferences, privileges and restrictions granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock and any other relative, participating, optional or other special powers, preferences, or rights, and the qualifications, limitations or restrictions thereof, all as shall be determined from time to time by the Board of Directors and shall be stated in the resolution or resolutions providing for the issuance of such Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.
     FIFTH. The Board of Directors shall have power to make, amend and repeal the Bylaws of the Corporation. Any Bylaws made by the Board of Directors under the powers conferred hereby may be amended or repealed by the Board of Directors or by the stockholders. The Corporation may, in its Bylaws, confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.
     STXTH. To the full extent permitted by the General Corporation Law of the State of Delaware as presently or hereafter in effect, no Director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Corporation. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a Director of the Corporation existing immediately prior to such repeal or modification.
     SEVENTH. Each person who is or was a Director or officer of the Corporation, or while serving as a Director or officer of the Corporation is or was serving at the request of the Board of Directors or an officer of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable law as presently or hereafter in effect. The Corporation may, by action of the Board of Directors, provide indemnification to other employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of Directors and officers. The right of indemnification provided in this Article SEVENTH shall not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, and shall be applicable to matters otherwise within its scope irrespective of whether such matters arose or arise before or after the adoption of this Article SEVENTH. Without limiting the generality or the effect of the foregoing, the Corporation may adopt Bylaws, or enter into one or more agreements with any person, which provide for indemnification greater or different than that provided in this Article SEVENTH. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the amendment, repeal or adoption of any provisions inconsistent with this Article SEVENTH shall require the affirmative vote of the holders of at least 80% of the stock entitled to vote, voting together as a single class. Any amendment repeal or adoption of any provision inconsistent with this Article SEVENTH shall not adversely affect any right or protection existing hereunder immediately prior to such amendment repeal or adoption.
     EIGHTH. The Corporation shall not be governed by Section 203 of the General Corporation Law of the State of Delaware as it may be amended from time to time.

COVANTA HOLDING CORPORATION
Signed on November 16, 2006	By:	/s/ Timothy J. Simpson
		Name:	Timothy J. Simpson
		Title:	Secretary

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